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                                                              EXHIBIT (a)(1)(CC)



DELTA OFFERS STOCK OPTION EXCHANGE PROGRAM TO ELIGIBLE EMPLOYEES

Eligible employees of Delta and its wholly owned subsidiaries have the opportunity to participate in a stock option exchange program approved by shareowners and Delta's board of directors. This one-time offer will allow eligible employees on the U.S. payroll to exchange their outstanding stock options that were granted after 1994 under Delta's equity compensation plans and that have an exercise price of $25 per share or higher for a lesser number of replacement options with a new exercise price.

Delta is offering the stock option exchange program at a very challenging time in the airline industry. The program is intended to provide retention and performance incentives to eligible employees, and to align their interests with those of Delta's shareowners.

This is an entirely voluntary program, and eligible employees can decide whether it's in their best interest to participate.

BACKGROUND

In April 1996, Delta's board of directors adopted with shareowner approval two broad-based stock option programs: one for all eligible, non-management Delta employees and another for Delta pilots. Under these programs (which are known as SkyShares), options to purchase shares of Delta stock at fixed prices were granted on Oct. 30, 1996, 1997 and 1998. The exercise prices of these options ranged from $34.50 to just over $50.50. These options are generally exercisable beginning one year, and ending ten years, after the applicable grant date.

Additionally, Delta leaders have participated in a stock option program now known as the Delta 2000 Performance Compensation Plan.

Because the value of Delta stock has dropped dramatically, particularly after the events of Sept. 11, 2001, the vast majority of the outstanding stock options granted under SkyShares and the Performance Compensation Plan have exercise prices that are much higher than the current price of Delta's common stock. The Board of Directors believes that these "underwater" options are not accomplishing their intended purpose. (The closing sale price of Delta common stock on the New York Stock Exchange on May 27, 2003 was $14.03.)

Delta is mailing materials to the homes of eligible employees regarding the exchange program, including information about its risks, mechanics and timing. The exchange program begins on May 28.


OPTION EXCHANGE PROGRAM AT A GLANCE

- Merrill Lynch will provide each eligible employee with a statement (dated May 2, 2003), listing his or her outstanding stock options.

- Delta will send an exchange package to eligible participants. The package contains a booklet that briefly summarizes the program, as well as the official "Offer to Exchange Certain Outstanding Stock Options for New Stock Options," which explains the program in detail.

- Participation in the exchange program is limited to "eligible employees" of Delta and its wholly owned subsidiaries on the U.S. payroll who hold eligible options -- active employees and those on military leave and certain short-term leaves. IMPORTANT: TO BE ELIGIBLE TO PARTICIPATE IN THE PROGRAM AND TO RECEIVE A GRANT OF REPLACEMENT OPTIONS, AN EMPLOYEE MUST BE AN "ELIGIBLE EMPLOYEE" ON EACH OF THE FOLLOWING DATES:


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                  - DATE THE EXCHANGE PROGRAM COMMENCES (MAY 28, 2003)

                  - DATE THE OFFER ENDS (CURRENTLY SCHEDULED FOR JUNE 25, 2003)

                  - DATE REPLACEMENT OPTIONS ARE GRANTED (CURRENTLY SCHEDULED
                    FOR DECEMBER 26, 2003)

         THIS MEANS THAT THOSE WHO ARE ON A NON-U.S. PAYROLL OF DELTA OR A SUBSIDIARY, OR ARE TERMINATED, RETIRED, ON FURLOUGH, RECEIVING LONG-TERM DISABILITY BENEFITS OR ON LEAVE OTHER THAN MILITARY LEAVE OR AN ELIGIBLE SHORT-TERM LEAVE, ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

- There are potential risks associated with participating in the option exchange program. Option holders should read the information titled, "Risks of Participating in the Offer," in the Offer to Exchange document.

- During the offering period (May 28 to June 25, 2003), eligible employees who choose to participate can elect to cancel outstanding options in exchange for a grant of a lesser number of replacement options, which we expect will occur on the first business day that is at least 6 months and 1 day after their outstanding options are canceled.

- Eligible options are those granted from 1995 through 2002 at an exercise price of $25 per share or more.

- The exercise price of the replacement options will be the closing price of Delta common stock on the New York Stock Exchange on the date replacement options are granted.

- Eligible shareowners may elect to exchange stock options anytime between May 28, 2003, and June 25, 2003, at 7 p.m. ET.

- Each replacement option will have a term equal to the remaining term of the associated canceled option as of its cancellation date, subject to earlier forfeiture or termination in certain circumstances. (For example, if a canceled option had a term of 3 years and 4 months remaining at cancellation, then the associated replacement option will have a term of 3 years and 4 months from the date of its grant.)

- All replacement options granted under SkyShares will become exercisable one year after their grant date. Replacement options granted under the Performance Compensation Plan will become exercisable over two years (50% each on the first and second anniversaries of their grant date), except that replacement options granted to executive officers will become exercisable over four years (25% on each of the first four anniversaries of their grant date). Replacement options granted in exchange for the outstanding options granted in 1995 under the Performance Compensation Plan will become exercisable in full on the first anniversary of their grant date due to the limited option term remaining at the time the replacement options are granted.



- The exchange of eligible options for replacement options will be based on the following exchange ratios:

                  TIER      GRANT DATE       EXCHANGE RATIO
                  ----      -----------      -----------------------------------------
                     1      1995 - 1999      get 1 replacement option by giving up 3
                                             current options
                     2      2000 - 2001      get 1 replacement option by giving up 2
                                             current options
                     3      2002             get 1 replacement option by giving up 1.5
                                             current options


- Options within a tier will be exchanged on an all-or-nothing basis. All SkyShares options fall within Tier 1.

- Chairman and CEO, Leo Mullin, and other members of the Board of Directors are excluded from the exchange program.


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OPTION EXCHANGE TERMINOLOGY


EXERCISE

Exercise refers to using your stock options to acquire Delta shares at the fixed exercise price.

EXPIRATION DATE

The expiration date is the date your stock options expire. This occurs after a designated period of time, or earlier under certain circumstances. After the expiration date, you can no longer exercise your options.

EXERCISE PRICE

The exercise price is the price to acquire a share of Delta common stock. This amount is generally equal to the fair market value of a share of Delta common stock on the date that options are granted.

GRANT DATE

The grant date is the date the award is made. This date is specified in the materials provided in connection with the grant of options.

SCHEDULE OF EXERCISABILITY

The Schedule of Exercisability is the waiting period before you can exercise your options to acquire Delta common stock.

STOCK OPTION

A stock option gives you the opportunity to acquire a specific number of Delta shares at a fixed price during a specified period. The fixed price -- called the exercise price -- remains in effect regardless of how the market price of the stock changes.

UNDERWATER OPTION

An option is described as underwater when the exercise price of the option is above the current market price of the company's stock.

VALUE

There are many ways to define value. Generally, when we use the term value, we mean the potential gain you could realize from exercising your options. This potential gain, or potential value, is the difference between the exercise price of your options and the market price of Delta common stock when you exercise your options. In discussing value, we generally don't deduct taxes, commissions and fees, which you would have to pay when you exercise stock options.



KEY MESSAGES FOR DELTA EMPLOYEES

- Delta's Board of Directors is offering eligible employee shareowners the opportunity to participate in a stock option exchange program

- The program is voluntary; eligible Delta option holders can decide whether to participate in the program

- Delta cannot advise eligible employee shareowners about whether to participate in the option exchange program

- Delta's board believes a stock option exchange program is in the best interest of Delta and its shareowners

- Delta is offering this proposal to restore the retention and motivational value of Delta stock options

- As with any investment, there are financial risks associated with the option exchange program, including potential tax responsibilities

- Complete information is available in the "Offer to Exchange Certain Outstanding Stock Options for New Stock Options" as well as on the HR Employee Connection site


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QUESTIONS AND ANSWERS


Q1.      WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

A1.      To be eligible to participate in the offer, you must be:

         - An employee of Delta or one of our wholly-owned subsidiaries on a United States payroll; and

         - Actively employed, on military leave or on one of the following short-term leaves:

                  -        Short-term personal leave of absence;

                  -        Accident leave;

                  -        Sick leave;

                  -        Maternity or paternity leave;

                  -        Family medical leave;

                  -        Special 60-day leave;

                  -        Short-term disability; or

                  -        Other short-term leave approved by Delta.

To participate in the offer and receive a grant of replacement options you must be an eligible employee on the date the offer commences (MAY 28, 2003), the date the offer ends (SCHEDULED FOR JUNE 25, 2003) and the date we grant replacement options (CURRENTLY EXPECTED TO BE DECEMBER 26, 2003). Your status as an eligible employee does not have to be continuous from the date the offer commences through the date we grant replacement options as long as you qualify as an eligible employee on each of the three specified dates.

If you are not an eligible employee on the date the offer ends, any election you made to participate in the offer will be automatically voided and your existing eligible options will remain outstanding. If you elected to participate in the offer and were an eligible employee on the date the offer commenced and the date the offer ended but you are not an eligible employee on the date the replacement options are granted, your existing options will have been canceled.

Q2.      WHO IS NOT ELIGIBLE TO PARTICIPATE IN THE OFFER?

A2.      The following are NOT eligible to participate in the offer:

                  - Employees who are on the payroll of Delta or one of its subsidiaries outside the United States;

                  -        Retirees;

                  -        Persons on furlough;

                  -        Terminated employees; or

                  - On leave other than military leave or one of the short-term leaves described above.

In addition, Chairman and CEO Leo Mullin is not eligible to participate in the offer.

Q3.      WHAT HAPPENS IF I LEAVE DELTA AND ITS WHOLLY OWNED SUBSIDIARIES, AM
FURLOUGHED, MY EMPLOYMENT IS TERMINATED, I DIE OR I OTHERWISE BECOME INELIGIBLE BEFORE REPLACEMENT OPTIONS ARE GRANTED?

A3.      Termination of your employment with Delta or a wholly-owned Delta subsidiary in these events or for any other reason before the replacement options are granted means that you will receive neither replacement options nor any other consideration for your cancelled options. You must be an eligible employee of Delta or one of our wholly owned subsidiaries on the replacement option grant date to receive a replacement option.

If we merge into or are acquired by another company or sell part of our business, the employment of some or all of our employees may be terminated in connection with the transaction. Also, if we


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sell part of our business, some of our employees will no longer be employed by
Delta or a Delta subsidiary, even if they continue to be employed by the acquiring company.

Q4.      WHAT RISKS SHOULD I CONSIDER?

A4.      Before you decide whether or not to participate in the offer, you should carefully read and consider all portions of the offer, including risks relating to our business and the risks that are specifically related to the offer. ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER DELTA NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

Q5.      WHO DO I TALK TO IF I HAVE SPECIFIC QUESTIONS ABOUT THE STOCK OPTION
EXCHANGE PROGRAM OR IF I WOULD LIKE ADDITIONAL INFORMATION?

A5.      You should rely only on the information contained in Offer to Exchange or to documents to which we have referred you. We have not authorized any person EITHER INSIDE OR OUTSIDE OF DELTA to interpret the offer or to make any representation or recommendation on our behalf in connection with the offer.

If you have questions about the stock option exchange program, go to the option exchange site on the HR Employee Connection on DeltaNet, where this Offer to Exchange will be available and where you may direct e-mail questions about the stock option exchange program to a Delta representative. If you have additional questions about your outstanding options or to exchange your eligible options, call Merrill Lynch at 888-335-8218.

Q6.      WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE END OF
THE OFFER?

A6.      If we were to grant the replacement options earlier than six months and one day following the date when we cancel the options accepted for exchange, this would be considered a "repricing" of eligible options and result in variable accounting. This could result in negative consequences on our earnings.

Q7:      WHAT IF I AM PUT ON FURLOUGH STATUS BEFORE THE REPLACEMENT OPTIONS ARE
GRANTED?

A7.      If you elect to participate in the offer, and were an eligible employee on the date the offer commenced, and the date the offer ended, but you are not an eligible employee on the date the replacement options are granted, your existing options will have been canceled and you will not receive replacement options or any other consideration in exchange for your eligible options that were cancelled in the Offer and your eligible options will not be reinstated.

Q8.      WHEN WILL THE REPLACEMENT OPTIONS BECOME EXERCISABLE?

A8.      The dates your replacement options will become exercisable will vary based on the Option Plan, which your replacement options were granted. ALTHOUGH YOUR ELIGIBLE OPTIONS MAY BE FULLY EXERCISABLE NOW, REPLACEMENT OPTIONS WILL BECOME EXERCISABLE OVER TIME (SUBJECT TO FORFEITURE AND EARLY TERMINATION IN CERTAIN CIRCUMSTANCES), AS FOLLOWS:

         - Replacement options granted under SkyShares will become exercisable in full on the first anniversary of the replacement option grant date.

         - Except for replacement options granted to executive officers, replacement options granted under the PCP in exchange for eligible options granted in 1996 through 2002 will become exercisable in 50%increments on each of the first two anniversaries of the replacement option grant date. Replacement options granted in exchange for eligible options granted in 1995 will become exercisable in full on the first anniversary of the replacement option grant date.

         - Replacement options granted to our executive officers will become exercisable in 25%increments on each of the first four anniversaries of the replacement option grant date.


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In addition, eligible options granted under the PCP, as well as the replacement options to be granted under the PCP, become exercisable and nonforfeitable on a Change in Control of Delta. Eligible options granted under Sky Shares do not become exercisable or nonforfeitable upon a Change in Control of Delta, but the replacement options granted under SkyShares will become exercisable and nonforfeitable upon a Change in Control of Delta. As used in this Offer to Exchange, the term "Change in Control" shall have the meaning given to it in the relevant Option Plan, all of which give the term the same meaning.